--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    ---------

                                    Form 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                                  -------------

       Date of Report (Date of earliest event reported) November 24, 2003

                                   CULP, INC.

             (Exact name of registrant as specified in its charter)


      North Carolina                0-12781                    56-1001967
(State or other jurisdiction   (Commission File No.)          (IRS Employer
     of incorporation)                                      Identification No.)



                              101 South Main Street
                        High Point, North Carolina 27260
                    (Address of principal executive offices)
                                 (336) 889-5161
              (Registrant's telephone number, including area code)




           -----------------------------------------------------------
          (Former name or former address, if changed since last report)





--------------------------------------------------------------------------------

                                      INDEX
                                      -----


                                                                        Page
Item 7 -  Exhibits                                                        3
Item 12 - Results of Operations and Financial Condition                   3
Signature                                                                 4
Exhibits

    Item 7 -- Exhibits

    99(a)  News Release dated November 24, 2003

    99(b)  Financial Information Release dated November 24, 2003

    Item 12 -- Results of Operations and Financial Condition

On November 24, 2003, Culp, Inc. (the "Registrant") issued a news release to announce its financial results for the quarter ended November 2, 2003. The news release is attached hereto as Exhibit 99(a).

Also on November 24, 2003, the Registrant released a Financial Information Release containing additional financial information and disclosures about the Registrant's second quarter ended November 2, 2003. The news release and financial information release contain disclosures about free cash flow, a non-GAAP performance measure, that management believes provides useful information to investors because it measures the company's available cash flow for potential debt repayment, stock repurchases and additions to cash, cash equivalents and short-term investments. In addition, the news release and financial information release contain proforma income statements which reconcile the reported income statements with proforma results, which exclude restructuring and related charges and cumulative effect of accounting change. The company has included this proforma information in order to show operational performance excluding the effects of restructuring charges.


Forward Looking Information. This Report and the exhibits attached hereto contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and
Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                           SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            CULP, INC.
                                            (Registrant)


                                    By:     Franklin N. Saxon
                                            ----------------------------
                                            Executive Vice President and
                                            Chief Financial Officer





Dated:  November 24, 2003
        -----------------

Exhibit 99(a)


                                          NEWS RELEASE

Investor Contact: Kathy J. Hardy          Media Contact:  Kenneth M. Ludwig
                  Corporate Secretary                     Senior Vice President,
                  336-888-6209                            Human Resources
                                                          336-889-5161




                CULP ANNOUNCES SECOND QUARTER FISCAL 2004 RESULTS

HIGH POINT, N.C. (November 24, 2003) - Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fiscal 2004 second quarter and six months ended November 2, 2003. Highlights for the second quarter include:

o Net income of $0.27 per diluted share, driven by profit improvement in the upholstery fabrics segment and continued strength in the mattress ticking segment

o Best year-over-year quarterly sales comparison in five quarters, reflecting better overall industry demand

o Cash, cash equivalents and short-term investments increased to $31.8 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $7.2 million for the year to date period

o Earnings expectation for the third quarter of fiscal 2004 is net income of $0.13 to $0.17 per diluted share

For the three months ended November 2, 2003, net sales were $82.7 million compared with $83.7 million a year ago. The company reported net income of $3.1 million, or $0.27 per diluted share, for the second quarter of fiscal 2004 compared with a net loss of $6.6 million, or $0.57 per diluted share, for the second quarter of fiscal 2003, including restructuring and related charges. The financial results for the second quarter of last year include a total of $14.5 million in restructuring and related charges. Excluding these charges, net income for the second fiscal quarter of 2003 was $2.3 million, or $0.19 per diluted share. (A reconciliation to the net income and earnings per share calculations for fiscal 2003 periods is set forth on Page 4.)

For the six months ended November 2, 2003, the company reported net sales of $156.4 million, compared with $169.7 million for the same period a year ago. The first six months of fiscal 2004 included 27 weeks versus 26 weeks for the same period of fiscal 2003. Net income for the first six months of fiscal 2004 was $2.7 million, or $0.23 per diluted share. Including restructuring charges and the cumulative effect of accounting change, the company reported a net loss for the first six months of fiscal 2003 of $29.8 million, or $2.61 per diluted share. Excluding restructuring and related charges and the cumulative effect of accounting change, net income for the first six months of fiscal 2003 was $3.2 million, or $0.27 per diluted share.

"As previously announced, our results for the second fiscal quarter primarily reflect better-than-expected demand for upholstery fabrics and continued strength in mattress ticking," commented Robert G. Culp, III, chairman of the board and chief executive officer of Culp, Inc. "In addition, our financial performance reflects the higher capacity utilization and gains in manufacturing efficiencies associated with recent restructuring initiatives within the upholstery fabrics segment. We are pleased with the overall tone of our business for the second quarter, although there is still considerable uncertainty about the immediate trend in demand for upholstery fabrics. However, as our latest sales volumes and profitability have indicated, we believe that Culp is well positioned to capitalize on even a modest recovery.

"As expected, the mattress ticking segment continued to strengthen as the bedding industry has enjoyed a steady increase in sales through the fall," said Culp. "Mattress ticking sales were $26.8 million for the second quarter of fiscal 2004, a 6.0 percent increase compared with $25.3 million in the second quarter of fiscal 2003. In the upholstery fabrics segment, net sales declined
4.3 percent for the second quarter of fiscal 2004 compared with the same period a year ago. This is a marked improvement over the 22.5 percent year-over-year decline in sales for the previous quarter, and represents the smallest quarterly sales decline since the first quarter of fiscal 2003. However, even with the better trends this quarter, our upholstery fabric sales continue to be affected by the growing consumer preference for leather furniture and an increase in imported fabrics.

"One of Culp's important financial goals is to maximize free cash flow. We generated sufficient cash from operations through the first six months to increase our cash, cash equivalents and short-term investments to $31.8 million at the close of the second fiscal quarter, up significantly from $24.4 million at the end of fiscal 2003. As a result of our focused efforts to carefully manage our working capital and maintain a strong balance sheet, Culp's long-term debt of $76.6 million at the close of the quarter was down $20.0 million from a year ago. Additionally, we have a healthy debt-to-capital ratio of 43.7 percent compared with 51.7 percent a year ago."

Commenting on the business outlook, Culp added, "Looking ahead, the third fiscal quarter is not typically the strongest period of the year for our business because of scheduled holiday plant closings. While we experienced a modest pick-up in demand this quarter, we do not expect to sustain this momentum in incoming business. With some softness in incoming orders for upholstery fabrics and the expected seasonal slowdown, we anticipate our consolidated sales for the third fiscal quarter will decrease moderately over last year's level. While mattress ticking segment sales are expected to continue to increase, we believe the gain will be less than the 6.0 percent increase this quarter. Upholstery fabric segment sales are expected to decline at a higher rate than the 4.3 percent drop this quarter. Based on these sales expectations and the current industry outlook, we expect to report net income in the range of $0.13 to $0.17 per share diluted, with the actual results depending primarily upon the level of demand throughout the quarter. We believe the results for the past quarter demonstrate the inherent strength of our operations and our ability to execute in an unpredictable environment. We are proving the value of our 2003 restructuring initiatives to enhance productivity and lower operating expenses, and expect to benefit further from these actions throughout fiscal 2004."

Culp, Inc. is one of the world's largest marketers of upholstery fabrics for furniture and is a leading marketer of mattress ticking for bedding. The company's fabrics are used principally in the production of residential and commercial furniture and bedding products.

This release contain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about expectations for the company's future sales, gross profit margins, SG&A or other expenses, and earnings, as well as any statements regarding the company's view of estimates of the company's future results by analysts. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. In addition, strengthening of the U. S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission.

                                           CULP, INC.
                                 Condensed Financial Highlights

                                                                        Three Months Ended
                                                                 ---------------------------------
                                                                   November 2,       October 27,
                                                                      2003              2002
                                                                 --------------    ---------------
Net sales                                                        $   82,731,000    $   83,740,000
Net income (loss)                                                $    3,146,000    $   (6,590,000)
Basic and diluted net income (loss) per share                    $         0.27    $        (0.57)
Net income per share, diluted, excluding restructuring and
   related charges*                                              $         0.27    $         0.19
Average shares outstanding:
   Basic                                                             11,524,000        11,483,000
   Diluted                                                           11,774,000        11,483,000


                                                                         Six Months Ended
                                                                 ---------------------------------
                                                                   November 2,       October 27,
                                                                      2003              2002
                                                                 --------------    ---------------
Net sales                                                        $  156,407,000    $  169,748,000
Income (loss) before cumulative effect of accounting change           2,735,000        (5,675,000)
Cumulative effect of accounting change, net of income taxes                  --       (24,151,000)
                                                                 --------------    ---------------
Net income (loss)                                                $    2,735,000    $  (29,826,000)
                                                                 ==============    ===============
Basic income (loss) per share:
   Income (loss) before cumulative effect of accounting change   $         0.24    $        (0.50)
   Cumulative effect of accounting change                                    --             (2.11)
                                                                 --------------    ---------------
   Net income (loss)                                             $         0.24    $        (2.61)
                                                                 ==============    ===============
Diluted income (loss) per share:
   Income (loss) before cumulative effect of accounting change   $         0.23    $        (0.50)
   Cumulative effect of accounting change                                    --             (2.11)
                                                                 --------------    ---------------
   Net income (loss)                                             $         0.23    $        (2.61)
                                                                 ==============    ===============
Net income per share, diluted, excluding restructuring and
   related charges, and cumulative effect of accounting change** $         0.23    $         0.27

Average shares outstanding:
   Basic                                                             11,519,000        11,433,000
   Diluted                                                           11,718,000        11,433,000


* Excludes restructuring and related charges of $14.5 million ($8.9 million or $0.77 per share diluted after taxes) for the second quarter of fiscal 2003.

** Excludes cumulative effect of accounting change, net of income taxes, of $24.2 million ($2.11 per share diluted) for the first half of fiscal 2003. Excludes restructuring and related charges of $14.5 million ($8.9 million or $0.78 per share diluted, after taxes) for the first half of fiscal 2003.

                                   CULP, INC.

     Reconciliation of Net Income (Loss) as Reported to Pro Forma Net Income

                                                                Three Months          Six Months
                                                                    Ended               Ended
                                                                 October 27,          October 27,
                                                                    2002                 2002
                                                                 --------------    ---------------
Net loss, as reported                                          $  (6,590,000)    $   (29,826,000)
Cumulative effect of accounting change, net of income taxes               --          24,151,000
Restructuring and related charges, net of income taxes             8,874,000           8,874,000
                                                                 --------------    ---------------
Pro forma net income                                           $   2,284,000     $     3,199,000
                                                                 ==============    ===============

   Reconciliation of Net Income (Loss) Per Share as Reported to Pro Forma Net Income Per Share

Diluted net loss per share, as reported                        $       (0.57)    $        (2.61)
Cumulative effect of accounting change, net of income taxes               --               2.11
Restructuring and related charges, net of income taxes                  0.77               0.78
Effect of dilutive stock options                                       (0.01)             (0.01)
                                                                 --------------    ---------------
Pro forma diluted net income per share                         $        0.19     $         0.27
                                                                 ==============    ===============

          Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

                                                                  November 2,        October 27,
                                                                     2003               2002
                                                                 --------------    ---------------
Net cash provided by operating activities                     $   11,450,000     $   17,829,000
Capital expenditures                                              (2,954,000)        (3,566,000)
Payments on vendor-financed capital expenditures                  (1,254,000)          (247,000)
                                                                 --------------    ---------------
Free cash flow                                                $    7,242,000     $   14,016,000
                                                                 ==============    ===============


Exhibit 99(b)

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)
 FOR THE THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002
                                   (UNAUDITED)
                (Amounts in Thousands, Except for Per Share Data)

                                                                                       THREE MONTHS ENDED
                                                        ------------------------------------------------------------------------
                                                                Amounts                                   Percent of Sales
                                                        ------------------------                  -----------------------------
                                                        November 2,   October 27,    % Over       November 2,     October 27,
                                                           2003          2002        (Under)         2003             2002
                                                        ----------   -----------  ------------    -------------   -------------
Net sales                                           $      82,731        83,740      (1.2)%          100.0 %         100.0 %
Cost of sales                                              65,993        69,997      (5.7)%           79.8 %          83.6 %
                                                        ----------   -----------  ------------    -------------   -------------
          Gross profit                                     16,738        13,743      21.8 %           20.2 %          16.4 %

Selling, general and
  administrative expenses                                  10,296         9,481       8.6 %           12.4 %          11.3 %
Restructuring expense                                           0        13,360    (100.0)%            0.0 %          16.0 %
                                                        ----------   -----------  ------------    -------------   -------------
          Income  (loss) from operations                    6,442        (9,098)    170.8 %            7.8 %         (10.9)%

Interest expense                                            1,509         1,676     (10.0)%            1.8 %           2.0 %
Interest income                                              (121)         (121)      0.0 %           (0.1)%          (0.1)%
Other expense (income), net                                    62           242     (74.4)%            0.1 %           0.3 %
                                                        ----------   -----------  ------------    -------------   -------------
          Income (loss) before income taxes                 4,992       (10,895)    145.8 %            6.0 %         (13.0)%

Income taxes  *                                             1,846        (4,305)    142.9 %           37.0 %          39.5 %
                                                        ----------   -----------  ------------    -------------   -------------

          Net income (loss)                         $       3,146        (6,590)    147.7 %            3.8 %          (7.9)%
                                                        ==========   ===========  ============    =============   =============

Net income (loss) per share-basic                           $0.27        ($0.57)    147.4 %
Net income (loss) per share-diluted                         $0.27        ($0.57)    147.4 %
Net income per share, diluted, excluding                    $0.27         $0.19      42.1 %
  restructuring and related charges (see
  proforma statement on page 7)
Average shares outstanding-basic                           11,524        11,483       0.4 %
Average shares outstanding-diluted                         11,774        11,483       2.5 %



                                                                                     SIX MONTHS ENDED
                                                        -------------------------------------------------------------------------

                                                                Amounts                                   Percent of Sales
                                                        ------------------------                  -----------------------------
                                                        November 2,   October 27,    % Over       November 2,      October 27,
                                                           2003          2002        (Under)         2003             2002
                                                        ----------   -----------  ------------    -------------   -------------

Net sales                                           $     156,407       169,748      (7.9)%          100.0 %         100.0 %
Cost of sales                                             128,190       142,151      (9.8)%           82.0 %          83.7 %
                                                        ----------   -----------  ------------    -------------   -------------
          Gross profit                                     28,217        27,597       2.2 %           18.0 %          16.3 %

Selling, general and
  administrative expenses                                  20,807        19,918       4.5 %           13.3 %          11.7 %
Restructuring expense                                           0        13,360    (100.0)%            0.0 %           7.9 %
                                                        ----------   -----------  ------------    -------------   -------------
          Income (loss) from operations                     7,410        (5,681)    230.3 %            4.7 %          (3.3)%

Interest expense                                            3,006         3,579     (16.0)%            1.9 %           2.1 %
Interest income                                              (243)         (271)    (10.3)%           (0.2)%          (0.2)%
Other expense (income), net                                   307           453     (32.2)%            0.2 %           0.3 %
                                                        ----------   -----------  ------------    -------------   -------------
          Income (loss) before income taxes                 4,340        (9,442)    146.0 %            2.8 %          (5.6)%

Income taxes *                                              1,605        (3,767)    142.6 %           37.0 %          39.9 %
                                                        ----------   -----------  ------------    -------------   -------------
Income (loss) before cumulative effect of
   accounting change                                        2,735        (5,675)    148.2 %            1.7 %          (3.3)%
                                                                                                  =============   =============

Cumulative effect of accounting change, net
   of income taxes                                              0       (24,151)
                                                        ----------   -----------

          Net income (loss)                         $       2,735       (29,826)
                                                        ==========   ===========

Basic income (loss) per share:
          Income (loss) before cumulative
          effect of accounting change               $        0.24         (0.50)    147.8 %
          Cumulative effect of accounting change             0.00         (2.11)   (100.0)%
                                                        ----------   -----------  ---------
          Net income (loss)                                  0.24         (2.61)    109.1 %
                                                        ==========   ===========  =========

Diluted income (loss) per share:
          Income (loss) before cumulative effect of
          accounting change                         $        0.23         (0.50)    147.0 %
          Cumulative effect of accounting change             0.00         (2.11)   (100.0)%
                                                        ----------   -----------  ---------
          Net income (loss)                                  0.23         (2.61)    108.9 %
                                                        ==========   ===========  =========

Net income per share, diluted, excluding                    $0.23         $0.27     (14.8)%
  restructuring and related charges and cumulative
  effect of accounting change (see proforma
  statement on page 8)
Average shares outstanding-basic                           11,519        11,433       0.8 %
Average shares outstanding-diluted                         11,718        11,433       2.5 %

 *   Percent of sales column for income taxes is calculated as a % of income
    (loss) before income taxes.

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                           CONSOLIDATED BALANCE SHEETS
              NOVEMBER 2, 2003, OCTOBER 27, 2002 AND APRIL 27, 2003
                                    UNAUDITED
                             (Amounts in Thousands)

                                                            Amounts                      Increase
                                              ------------------------------------      (Decrease)
                                                November 2,       October 27,   ---------------------------   * April 27,
                                                    2003             2002          Dollars       Percent          2003
                                              --------------    -------------   -----------   -------------   ------------
Current assets
     Cash and cash equivalents             $         16,623           35,037      (18,414)       (52.6)%          14,355
     Short-term investments                          15,134                0       15,134        100.0 %          10,043
     Accounts receivable                             31,342           32,869       (1,527)        (4.6)%          32,259
     Inventories                                     53,848           54,571         (723)        (1.3)%          49,552
     Deferred income taxes                           12,303            9,447        2,856         30.2 %          12,303
     Other current assets                             3,211            6,497       (3,286)       (50.6)%           3,204
                                              --------------    -------------   -----------   -------------   ------------
                 Total current assets               132,461          138,421       (5,960)        (4.3)%         121,716

Property, plant & equipment, net                     81,219           85,049       (3,830)        (4.5)%          84,962
Goodwill                                              9,240            9,240            0          0.0 %           9,240
Other assets                                          1,892            2,888         (996)       (34.5)%           2,235
                                              --------------    -------------   -----------   -------------   ------------

                 Total assets              $        224,812          235,598      (10,786)        (4.6)%         218,153
                                              ==============    =============   ===========   =============   ============



Current liabilities
     Current maturities of long-term debt  $            539              462           77         16.7 %             500
     Accounts payable                                23,928           18,948        4,980         26.3 %          19,874
     Accrued expenses                                13,522           16,199       (2,677)       (16.5)%          14,071
     Accrued restructuring                            6,712           10,065       (3,353)       (33.3)%           7,743
     Income taxes payable                             1,578                0        1,578        100.0 %             349
                                              --------------    -------------   -----------   ----------      ------------
                 Total current liabilities           46,279           45,674          605          1.3 %          42,537

Long-term debt                                       76,077           96,096      (20,019)       (20.8)%          76,000

Deferred income taxes                                 3,851            3,502          349         10.0 %           3,851
                                              --------------    -------------   -----------   -------------   ------------
                 Total liabilities                  126,207          145,272      (19,065)       (13.1)%         122,388

Shareholders' equity                                 98,605           90,326        8,279          9.2 %          95,765
                                              --------------    -------------   -----------   -------------   ------------

                 Total liabilities and
                 shareholders' equity      $        224,812          235,598      (10,786)        (4.6)%         218,153
                                              ==============    =============   ===========   =============   ============

Shares outstanding                                   11,529           11,483           46          0.4 %          11,515
                                              ==============    =============   ===========   =============   ============


   * Derived from audited financial statements

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002
                                    Unaudited
                             (Amounts in Thousands)

                                                                                     SIX MONTHS ENDED
                                                                               ------------------------------
                                                                                          Amounts
                                                                               ------------------------------
                                                                               November 2,      October 27,
                                                                                   2003             2002
                                                                               -------------    -------------
Cash flows from operating activities:
       Net income (loss)                                                    $         2,735         (29,826)
       Adjustments to reconcile net income (loss) to net cash
          provided by operating activities:
              Cumulative effect of accounting change, net of income taxes                 0          24,151
              Depreciation                                                            6,883           7,139
              Amortization of other assets                                               91             219
              Stock-based compensation                                                  105             105
              Restructuring expense                                                       0          13,360
              Changes in assets and liabilities:
                  Accounts receivable                                                   917          10,497
                  Inventories                                                        (4,296)          3,328
                  Other current assets                                                   (7)         (2,504)
                  Other assets                                                          252            (202)
                  Accounts payable                                                    5,121          (6,894)
                  Accrued expenses                                                     (549)              2
                  Accrued restructuring expenses                                     (1,031)         (1,546)
                  Income taxes payable                                                1,229               0
                                                                               -------------    -------------
                     Net cash provided by operating activities                       11,450          17,829
                                                                               -------------    -------------

Cash flows used in investing activities:
       Capital expenditures                                                          (2,954)         (3,566)
       Purchases of short-term investments                                           (5,147)              0
                                                                               -------------    -------------
                     Net cash used in investing activities                           (8,101)         (3,566)
                                                                               -------------    -------------

Cash flows used in financing activities:
       Payments on vendor-financed capital expenditures                              (1,254)           (247)
       Proceeds from issuance of long-term debt                                         116               0
       Principal payments of long-term debt                                               0         (11,926)
       Proceeds from common stock issued                                                 57             954
                                                                               -------------    -------------
                     Net cash used in financing activities                           (1,081)        (11,219)
                                                                               -------------    -------------

Increase in cash and cash equivalents                                                 2,268           3,044

Cash and cash equivalents at beginning of period                                     14,355          31,993
                                                                               -------------    -------------

Cash and cash equivalents at end of period                                  $        16,623          35,037
                                                                               =============    =============

Free Cash Flow (1)                                                          $         7,242          14,016
                                                                               =============    =============


-------------------------------------------------------------------------------------------------------------

(1)  Free Cash Flow reconciliation is as follows:                                 2nd QTR          2nd QTR
                                                                                  FY 2004          FY 2003
                                                                               ------------------------------
A)     Net cash provided by operating activities                                     11,450          17,829
B)     Minus:  Capital Expenditures                                                  (2,954)         (3,566)
C)     Minus:  Payments on vendor-financed capital expenditures                      (1,254)           (247)
                                                                               -------------    -------------
                                                                                      7,242          14,016
                                                                               =============    =============

-------------------------------------------------------------------------------------------------------------

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL ANALYSIS
                                NOVEMBER 2, 2003

                                                  FISCAL 03                            FISCAL 04
                                               ---------------     --------------------------------------------------
                                                     Q2                  Q1              Q2           Q3       Q4
                                               ---------------     --------------------------------------------------
INVENTORIES
     Inventory turns                                   4.9                5.0             5.1

RECEIVABLES
     Days sales in receivables                          36                 32              34

WORKING CAPITAL
     Current ratio                                     3.0                3.1             2.9
     Operating working capital turnover (1)            4.8                5.1             5.3
     Operating working capital (1)                 $68,492            $54,854         $61,262

PROPERTY, PLANT & EQUIPMENT
     Depreciation rate                                6.5%               6.2%            6.3%
     Percent property, plant &
       equipment are depreciated                     61.5%              62.3%           62.9%
     Capital expenditures                          $12,229 (2)         $1,875          $1,079

LEVERAGE
     Total liabilities/equity                       160.8%             124.7%          128.0%
     Long-term debt/equity                          106.9%              80.3%           77.7%
     Long-term debt/capital employed                 51.7%              44.5%           43.7%
     Long-term debt                                $96,558            $76,551         $76,616

OTHER
     Book value per share                            $7.87              $8.28           $8.55
     Employees at quarter end                        2,568              2,383           2,373
     Sales per employee (annualized)              $122,272           $121,628        $139,161
     Capital employed                             $186,884           $171,891        $175,221

  (1) Working capital for this calculation is accounts receivable, inventories and accounts payable
  (2) Expenditures for entire year

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                    SALES / GROSS PROFIT BY SEGMENT/DIVISION
    FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002

                             (Amounts in thousands)

                                                                                  THREE MONTHS ENDED (UNAUDITED)
                                                    ------------------------------------------------------------------------------
                                                             Amounts                                    Percent of Total Sales
                                                    ----------------------------                ----------------------------------
                                                    November 2,     October 27,     % Over        November 2,         October 27,
Segment/Division Sales                                 2003             2002        (Under)          2003                2002
------------------------------------------------    -----------    ------------   -----------   ---------------    ---------------
Upholstery Fabrics
    Culp Decorative Fabrics                      $      30,821          33,904       (9.1)%            37.3 %             40.5 %
    Culp Velvets/Prints                                 23,484          23,330        0.7 %            28.4 %             27.9 %
    Culp Yarn                                            1,638           1,246       31.5 %             2.0 %              1.5 %
                                                    -----------    ------------   -----------   ---------------    ---------------
                                                        55,943          58,480       (4.3)%            67.6 %             69.8 %
Mattress Ticking
     Culp Home Fashions                                 26,788          25,260        6.0 %            32.4 %             30.2 %
                                                    -----------    ------------   -----------   ---------------    ---------------

                                                 $      82,731          83,740       (1.2)%           100.0 %            100.0 %
                                                    ===========    ============   ===========   ===============    ===============


Segment Gross Profit                                                                                    Gross Profit Margin
------------------------------------------------                                                ----------------------------------

Upholstery Fabrics                               $      10,409           7,650       36.1 %            18.6 %             13.1 %

Restructuring related charges                                0           1,160     (100.0)%             0.0 %              2.0 %
                                                    -----------    ------------   -----------   ---------------    ---------------
Pro forma Upholstery Fabrics gross profit (1)           10,409           8,810       18.1 %            18.6 %             15.1 %

Mattress Ticking                                         6,329           6,093        3.9 %            23.6 %             24.1 %
                                                    -----------    ------------   -----------   ---------------    ---------------

Pro forma gross profit                           $      16,738          14,903       12.3 %            20.2 %             17.8 %
                                                    ===========    ============   ===========   ===============    ===============


                                                                             SIX MONTHS ENDED (UNAUDITED)
                                                    ------------------------------------------------------------------------------

                                                            Amounts                                     Percent of Total Sales
                                                    ---------------------------                  ---------------------------------
                                                     November 2,    October 27,     % Over        November 2,          October 27,
Segment/Division Sales                                  2003           2002         (Under)          2003                 2002
------------------------------------------------    -----------    ------------   -----------   ---------------    ---------------

Upholstery Fabrics
    Culp Decorative Fabrics                      $      58,829          68,675      (14.3)%            37.6 %             40.5 %
    Culp Velvets/Prints                                 40,324          46,437      (13.2)%            25.8 %             27.4 %
    Culp Yarn                                            3,246           3,346       (3.0)%             2.1 %              2.0 %
                                                    -----------    ------------   -----------   ---------------    ---------------
                                                       102,399         118,458      (13.6)%            65.5 %             69.8 %
Mattress Ticking
     Culp Home Fashions                                 54,008          51,290        5.3 %            34.5 %             30.2 %
                                                    -----------    ------------   -----------   ---------------    ---------------

                                                 $     156,407         169,748       (7.9)%           100.0 %            100.0 %
                                                    ===========    ============   ===========   ===============    ===============


Segment Gross Profit                                                                                   Gross Profit Margin
------------------------------------------------                                                ----------------------------------

Upholstery Fabrics                               $      15,816          15,651        1.1 %            15.4 %             13.2 %

Restructuring related charges                                0           1,160     (100.0)%             0.0 %              1.0 %
                                                    -----------    ------------   -----------   ---------------    ---------------
Pro forma Upholstery Fabrics gross profit (1)           15,816          16,811       (5.9)%            15.4 %             14.2 %

Mattress Ticking                                        12,401          11,946        3.8 %            23.0 %             23.3 %
                                                    -----------    ------------   -----------   ---------------    ---------------


Pro forma gross profit                           $      28,217          28,757       (1.9)%            18.0 %             16.9 %
                                                    ===========    ============   ===========   ===============    ===============

(1) Pro forma includes $1.2 million in restructuring related charges from the shut down of the Chattanooga operation

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                     INTERNATIONAL SALES BY GEOGRAPHIC AREA
 FOR THE THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002


                             (Amounts in thousands)

                                              THREE MONTHS ENDED (UNAUDITED)
                                           ---------------------------------------------
                                                      Amounts
                                           ------------------------------
                                            November 2,       October 27,      % Over
               Geographic Area                2003              2002           (Under
--------------------------------------     -------------   --------------    -----------
North America (Excluding USA)          $          7,048            8,424       (16.3)%
Far East & Asia                                   1,907            1,549        23.1 %
All other areas                                     445            1,239       (64.1)%
                                           -------------   --------------    -----------

                                       $          9,400           11,211       (16.2)%
                                           =============   ==============    ===========

               Percent of total sales             11.4%            13.4%


                                                   SIX MONTHS ENDED (UNAUDITED)
                                           ----------------------------------------------

                                                       Amounts
                                           -------------------------------
                                            November 2,       October 27,       % Over
               Geographic Area                 2003              2002           (Under)
---------------------------------------    --------------   --------------    -----------
North America (Excluding USA)           $        13,420           15,974       (16.0)%
Far East & Asia                                   3,301            2,983        10.6 %
All other areas                                     872            2,676       (67.4)%
                                           --------------   --------------    -----------

                                        $        17,593           21,634       (18.7)%
                                           ==============   ==============    ===========

                Percent of total sales            11.2%            12.7%



                                   CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
        FOR THE THREE MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                            THREE MONTHS ENDED
                                         -------------------------------------------------------------------------------------------

                                         As Reported         As Reported                             October 27, 2002       Proforma
                                         November 2,  % of    October 27, % of                % of     Proforma Net   % of   % Over
                                             2003     Sales      2002     Sales  Adjustments  Sales   of Adjustments  Sales  (Under)
                                         ---------- -------- ---------- --------  ---------- -------   ----------- --------  -------
Net sales                              $    82,731   100.0%     83,740   100.0%          0                 83,740   100.0%     -1.2%
Cost of sales                               65,993    79.8%     69,997    83.6%     (1,160)   -1.4% (3)    68,837    82.2%     -4.1%
                                         ---------- -------- ---------- --------  ---------- -------    ----------- --------  ------
          Gross profit                      16,738    20.2%     13,743    16.4%     (1,160)   -1.4%        14,903    17.8%     12.3%

Selling, general and
  administrative expenses                   10,296    12.4%      9,481    11.3%                             9,481    11.3%      8.6%
Restructuring expense                            0     0.0%     13,360    16.0%    (13,360)  -16.0% (4)         0     0.0%      0.0%
                                         ---------- -------- ---------- --------  ---------- -------    ----------- --------  ------
          Income (loss) from operations      6,442     7.8%     (9,098)  -10.9%    (14,520)  -17.3%         5,422     6.5%     18.8%

Interest expense                             1,509     1.8%      1,676     2.0%          0     0.0%         1,676     2.0%    -10.0%
Interest income                               (121)   -0.1%       (121)   -0.1%          0     0.0%          (121)   -0.1%      0.0%
Other expense (income), net                     62     0.1%        242     0.3%          0     0.0%           242     0.3%    -74.4%
                                         ---------- -------- ---------- --------  ---------- -------    ----------- --------  ------
          Income (loss) before
             income taxes                    4,992     6.0%    (10,895)  -13.0%    (14,520)  -17.3%         3,625     4.3%     37.7%

Income taxes  (1)                            1,846    37.0%     (4,305)   39.5%     (5,646)   38.9%         1,341    37.0% (2) 37.6%
                                         ---------- -------- ---------- --------  ---------- -------    ----------- --------  ------
Net income (loss)                      $     3,146     3.8%     (6,590)   -7.9%     (8,874)  -10.6%         2,284     2.7%     37.8%
                                         ========== ======== ========== ========  ========== =======    =========== ========  ======

Net income (loss) per share-basic            $0.27              ($0.57)             ($0.77)                 $0.20
Net income (loss) per share-diluted          $0.27              ($0.57)             ($0.77)                 $0.19
Average shares outstanding-basic            11,524              11,483              11,483                 11,483
Average shares outstanding-diluted          11,774              11,483              11,483                 11,754 (5)

Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2) Pre-restructuring income tax rate was 37% for the second quarter of fiscal 2003.
 (3) The $1.2 million represents restructuring related charges for inventory markdowns and movement of equipment related to the shut down of the Chattanooga operation
 (4) The $13.4 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million
 (5) Incremental shares of 271,000 for fiscal 2003 included in fully diluted calculation

                                  CULP, INC.
                PROFORMA CONSOLIDATED STATEMENTS OF INCOME (LOSS)
         FOR THE SIX MONTHS ENDED NOVEMBER 2, 2003 AND OCTOBER 27, 2002
                (Amounts in Thousands, Except for Per Share Data)

                                                                            SIX MONTHS ENDED
                                          ------------------------------------------------------------------------------------------
                                         As Reported         As Reported                             October 27, 2002       Proforma
                                         November 2,  % of   October 27,  % of                % of     Proforma Net   % of   % Over
                                            2003      Sales      2002    Sales   Adjustments  Sales   of Adjustments  Sales  (Under)
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------
Net sales                               $   156,407   100.0%    169,748  100.0%          0                169,748   100.0%     -7.9%
Cost of sales                               128,190    82.0%    142,151   83.7%     (1,160)   -0.7% (3)   140,991    83.1%     -9.1%
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------
          Gross profit                       28,217    18.0%     27,597   16.3%     (1,160)   -0.7%        28,757    16.9%     -1.9%

Selling, general and
  administrative expenses                    20,807    13.3%     19,918   11.7%                0.0%        19,918    11.7%      4.5%
Restructuring expense                                   0.0%     13,360    7.9%    (13,360)   -7.9% (4)         0     0.0%      0.0%
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------
          Income  (loss) from operations      7,410     4.7%     (5,681)  -3.3%    (14,520)   -8.6%         8,839     5.2%    -16.2%

Interest expense                              3,006     1.9%      3,579    2.1%          0     0.0%         3,579     2.1%    -16.0%
Interest income                                (243)   -0.2%       (271)  -0.2%          0     0.0%          (271)   -0.2%    -10.3%
Other expense (income), net                     307     0.2%        453    0.3%          0     0.0%           453     0.3%    -32.2%
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------
          Income (loss) before income
             taxes                            4,340     2.8%     (9,442)  -5.6%    (14,520)   -8.6%         5,078     3.0%    -14.5%

Income taxes  (1)                             1,605    37.0%     (3,767)  39.9%     (5,646)   38.9%         1,879    37.0%(2) -14.6%
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------
Income (loss) before cumulative effect
    of  accounting change               $     2,735     1.7%     (5,675)  -3.3%     (8,874)   -5.2%         3,199     1.9%    -14.5%
                                         ----------- -------- ---------- ------- ----------- -------    ------------ -------  ------

Cumulative effect of accounting change,
   net of income taxes                            0             (24,151)            24,151                      0
                                         -----------          ----------         -----------            ------------

        Net income (loss)                     2,735             (29,826)                                    3,199
                                         ===========          ==========                                ============

Basic income (loss) per share:
        Income (loss) before
        cumulative effect of accounting
        change                          $      0.24               (0.50)            ($0.78)                  0.28
        Cumulative effect of accounting
        change                                 0.00               (2.11)              2.11                  (0.00)
                                         -----------          ----------                                ------------
        Net income (loss)                      0.24               (2.61)                                    $0.28
                                         ===========          ==========                                ============

Diluted income (loss) per share:
        Income (loss) before cumulative
        effect of accounting change     $      0.23               (0.50)             (0.78)                  0.27
        Cumulative effect of accounting
        change                                 0.00               (2.11)              2.11                  (0.00)
                                         -----------          ----------                                ------------
        Net income (loss)                      0.23               (2.61)                                    $0.27
                                         ===========          ==========                                ============

Average shares outstanding-basic             11,519              11,433             11,433                 11,433
Average shares outstanding-diluted           11,718              11,433             11,433                 11,778 (5)


Notes:
 (1) Percent of net sales column for income taxes is calculated as a % of income (loss) before income taxes
 (2) Pre-restructuring income tax rate was 37% for the first six months of fiscal 2003
 (3) The $1.2 million represents restructuring related charges for inventory markdowns and movement of equipment related to the shut down of the Chattanooga operation
 (4) The $13.4 million represents restructuring charges for the shut down of the Chattanooga operation, $12.1 million, and the additional write-down of wet printed assets held for sale, $1.3 million
 (5)  Incremental shares of 345,000 included in fully diluted calculation

                    CULP, INC. FINANCIAL INFORMATION RELEASE
                               FINANCIAL NARRATIVE
    for the three and six months ended November 2, 2003 and October 27, 2002




OVERVIEW

Highlights for the second quarter ended November 2, 2003, include:

o Net income of $0.27 per share diluted, driven by profit improvement in the upholstery fabrics segment and continued strength in the mattress ticking segment

o Best year over year quarterly sales comparison in five quarters, reflecting better overall industry demand

o Cash, cash equivalents and short-term investments increased to $31.8 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $7.2 million for the year to date period

o Earnings expectation for the third quarter of fiscal 2004 is net income of $0.13 to $0.17 per diluted share.


     GENERAL -- For the second quarter of fiscal 2004, net sales decreased 1.2% to $82.7 million; and the company reported net income of $3.1 million or $0.27 per share diluted, compared with a net loss of $6.6 million or $0.57 per share diluted in the second quarter of fiscal 2003. Excluding restructuring and related charges, earnings for the second quarter of fiscal 2003 were $2.3 million or $0.19 per share diluted (see reconciliation on page 7). For the first six months of fiscal 2004, net sales decreased 7.9% to $156.4 million; and the company reported net income of $2.7 million or $0.23 per share diluted, compared to a net loss of $29.8 million or $2.61 per share diluted, for the same period last year. Excluding restructuring and related charges, and the cumulative effect of accounting change, earnings for the first six months of fiscal 2003 were $3.2 million or $0.27 per share diluted (see reconciliation on page 8). Year- to-date for fiscal 2004 included 27 weeks versus 26 weeks for the same period of fiscal 2003.


INCOME STATEMENT COMMENTS

   UPHOLSTERY FABRICS SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Upholstery fabric sales for the second quarter of fiscal 2004 decreased 4.3% to $55.9 million when compared to the second quarter of fiscal 2003, reflecting growth quarter over quarter in the segment's Culp Velvets/Prints (CVP) division and better overall residential furniture demand. The 4.3% decline is a substantial improvement over the 22.5% decrease in the first quarter of fiscal 2004 and the 17.2% decrease in the fourth quarter of fiscal 2003.

Upholstery  fabric yards sold during the second quarter were 13.1 million versus
14.1 million in the second quarter of fiscal 2003, a decline of 7.1%. Average selling price was $4.13 for the second quarter compared with $4.05 in the same quarter of last year, an increase of 2.0%, due to higher selling prices in the Culp Decorative Fabrics (CDF) division.

     Gross Profit -- Gross profit for the second quarter of fiscal 2004 was $10.4 million, or 18.6%, versus $7.7 million, or 13.1%, for the same quarter of last year. Excluding restructuring related charges of $1.2 million, which were included in cost of sales in last year's second quarter, gross profit dollars and margins were $8.8 million and 15.1%, respectively. The increase in gross profit and margins reflects higher capacity utilization and gains in manufacturing operating efficiencies within the CDF division.

     China Operations -- The start up of the company's China operation is generally proceeding in accordance with previously announced plans, although delays of one to two months were experienced in receiving some manufacturing equipment. The equipment has been received, and installation is expected to be completed within two months. During the third quarter, the company expects to begin incoming fabric inspection and testing, and to start shipping fabric to customers. Limited finishing operations are anticipated to begin in the fourth quarter of this fiscal year. As expected, the company is experiencing modest operating losses in its China operation during the start up phase, which is expected to be completed by the end of this fiscal year, although some level of operating losses from the China operation is expected to continue until some time in fiscal 2005.


  MATTRESS TICKING SEGMENT (See page 5 - Sales and Gross Profit by Segment)

     Net Sales -- Mattress ticking sales for the second quarter of fiscal 2004 increased 6.0% to $26.8 million, due to better industry demand and continued market share gains with key customers. The sales gain in this segment for the fiscal year to date (5.3%) is especially noteworthy because it is occurring during the bedding industry's transition to selling predominately one-sided mattresses, which utilizes about one-third less mattress ticking. This transition at retail began in mid to late calendar year 2002 and is expected to continue through early calendar year 2005.

Mattress ticking yards sold during the second quarter of fiscal 2004 were 10.9 million compared with 10.1 million yards in the second quarter of last year. The average selling price was $2.43 for the second quarter, compared to $2.48 in the same quarter last year. The slight decrease from last year's same quarter and the first quarter of this year is due to product mix and a higher concentration of closeout sales this quarter.

     Gross Profit -- For the second quarter of fiscal 2004, the mattress ticking segment reported gross profit dollars and margins of $6.3 million and 23.6%, respectively, compared with $6.1 million and 24.1% for the same period of last year.


     SG&A EXPENSES -- SG&A expenses of $10.3 million for the second quarter increased approximately $800,000, or 8.6%, from the prior year amount. As a percent of net sales, SG&A expenses increased to 12.4% from 11.3% the previous year. SG&A expenses in the second quarter included higher professional fees and higher bad debt expense. In the second quarter of fiscal 2003, SG&A expenses included a credit to bad debt expense resulting from a net reduction of $424,000 in the allowance for doubtful accounts, due to a reduction in past due balances. Bad debt expense in the second quarter of fiscal 2004 was $122,000.

     INTEREST EXPENSE AND INTEREST INCOME -- Interest expense for the second quarter declined to $1.5 million from $1.7 million the previous year due to lower borrowings outstanding. Interest income of $121,000 was unchanged from the previous year. The effect on interest income earned of a higher average invested cash balance for fiscal 2004 was offset by lower interest rates earned in fiscal 2004 as compared to the same period last year.

     OTHER EXPENSE -- Other expense for the second quarter of fiscal 2004 totaled $62,000 compared with $242,000 in the prior year. The decrease was principally due to 1) lower amortization expense related to reduced amounts of debt issue costs and 2) lower fees associated with foreign currency contracts for inventory purchases, offset somewhat by 3) the unfavorable impact of a higher Canadian exchange rate.

      INCOME TAXES -- The effective tax rate (taxes as a percentage of pretax income (loss)) for the first six months of fiscal 2004 was 37%, compared with 39.9% for the first six months of fiscal 2003. The higher rate for the prior year period reflects the increased tax benefits related to the company's loss in the U.S. resulting from the restructuring charges recorded in the second quarter. Excluding the cumulative effect of accounting change and restructuring and related charges, the effective tax rate for the first half of fiscal 2003 was 37%.


BALANCE SHEET COMMENTS

     CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - Cash, cash equivalents and short-term investments as of November 2, 2003 increased to $31.8 million from $24.4 million at the end of fiscal 2003, reflecting free cash flow of $7.2 million for the first six months of fiscal 2004 (see discussion of free cash flow below).

     WORKING CAPITAL -- Accounts receivable as of November 2, 2003 decreased 4.6% from the year-earlier level, principally due to an increase in the number of customers taking the cash discount for shorter payment terms. Days sales outstanding totaled 34 days at November 2, 2003 compared with 36 a year ago. Inventories at the close of the second quarter decreased 1.3% from a year ago. Inventory turns for the second quarter were 5.1 versus 4.9 for the year-earlier period. Operating working capital (comprised of accounts receivable, inventories and accounts payable) was $61.3 million at November 2, 2003, down from $68.5 million a year ago.

     PROPERTY, PLANT AND EQUIPMENT -- Capital spending for the first six months of fiscal 2004 was $3.0 million. Depreciation is estimated at $14.0 million for the full fiscal year, which is unchanged from the previous year. For fiscal 2004, the company's capital expenditure budget is $8.0 million, of which $3.0 million is related to the company's China operations. The China investment includes manufacturing equipment and leasehold improvements.

     INTANGIBLE ASSETS -- As of November 2, 2003, $9.2 million in goodwill is the company's only intangible asset.

     LONG-TERM DEBT - All of the company's remaining $76.6 million in debt is unsecured and is comprised of a $75 million term loan, with a fixed interest rate of 7.76%, and a $1.6 million, non-interest bearing term loan with the Canadian government. Additionally, the company has a $15.0 million revolving credit line with a bank, of which no balance is outstanding at November 2, 2003. The bank agreement expires in August, 2004. The first scheduled principal payment on the $75 million term loan is due March 2006 in the amount of $11.0 million. The Canadian government loan is repaid in annual installments of approximately $500,000 per year.

     The company's long-term debt to capital ratio was 43.7% compared with 51.7% for the same period last year. The company was in compliance with all financial covenants in its loan agreements as of November 2, 2003.


FREE CASH FLOW COMMENTS

     Free cash flow (see reconciliation on page 3 of this release) was $7.2 million for the first six months of fiscal 2004, compared with $14.0 million for the same period last year. This decrease is primarily due to less cash flow generated from working capital. For fiscal 2004, the company believes free cash flow will be substantially less than fiscal 2003 primarily because the company does not expect the continued significant reduction in working capital reflected in each of the previous three years. In addition, the company will have higher payments on vendor-financed capital expenditures.


BUSINESS OUTLOOK

     While the overall residential furniture and bedding industry demand improved during the second quarter, as expected, there still does not appear to be a sustainable trend in incoming business, particularly in upholstery fabrics. Therefore, the company expects that third quarter sales will decrease slightly from the same quarter of last year. Mattress ticking segment sales are expected to increase in the third quarter, although at a lower rate than the 6.0% growth in the second quarter. Upholstery fabric segment sales are expected to decline from the same quarter of last year at a higher rate than the 4.3% in the second quarter, due primarily to softness in incoming orders of the segment's Culp Decorative Fabrics' (CDF) division. With these sales expectations and industry outlook, the company expects to report net income in the range of $0.13 to $0.17 per diluted share, with actual results depending upon the level of demand throughout the quarter.